Exhibit 10(o)(xvii)

SEVERANCE AGREEMENT

        THIS SEVERANCE AGREEMENT (the "Agreement"), is made and entered into with effect the 1st day of January, 2013 (the "Effective Date") by and between Albany International Corp., a Delaware corporation with its principal place of business at 216 Airport Drive, Rochester, New Hampshire (the "Company"), and ____________ ("Employee").

RECITALS

        WHEREAS, Employee has been, and is currently, employed by the Company as an officer, or a key employees, in a critical managerial position; and

        WHEREAS, Employee is employed by the Company on an at-will basis; and

        WHEREAS, the Company wishes to encourage Employee’s continued service and dedication to the performance of his or her duties; and

        WHEREAS, Employee and the Company each believe it to be in their best interests to provide Employee with certain severance protections; and

        WHEREAS, in order to induce Employee to remain in the employ of the Company, and in consideration for Employee’s continued service to the Company, the Company agrees that Employee shall receive the benefits set forth in this Agreement in the event that Employee’s employment with the Company is terminated in the circumstances described herein.

        NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.    Employment.    The Company hereby agrees to continue Employee's current employment on an at-will basis in accordance with provisions contained herein below. Employee shall be based at the Company's headquarters in Rochester, New Hampshire, or such other place, as may be reasonably requested by the Company. Employee shall be subject to the supervision of, and shall have such authority as is delegated to him or her by the Chief Executive Officer, or the Board of Directors (the "Board"), as the case may be.

        2.    Effect of Termination Without Cause or a Qualifying Termination.    If Employee's employment is involuntarily terminated by the Company at any time before December 31, 2015 other than for Cause (as defined herein below), or in the event of a Qualifying Termination of Employee’s employment following a Change in Control (as those terms are defined herein below), the Company shall pay to Employee, as severance, his or her gross monthly salary in effect as of the date of such termination (the

“Termination Date”), less applicable withholdings and deductions required by law, or otherwise agreed to by the parties (the "Severance Amount") for a period of _______ (___) months. The number of months over which the Severance Amount shall be paid shall hereinafter be referred to as the "Severance Period". The Severance Amount shall be paid in monthly installments during the Severance Period in accordance with the Company’s customary payroll practices by check or direct deposit until paid in full and may contain a pro rata payment for any partial month or to account for any prepaid, but unearned salary. Notwithstanding the foregoing, any severance payments that otherwise would be due after the second anniversary of the Termination Date shall be paid in a lump sum on the Company’s regular payroll date immediately preceding said second anniversary, together with any other severance payment due on that date.

In addition to the Severance Amount, should Employee elect, pursuant to the protections afforded by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to continue group health care coverage as is from time to time provided by or through the Company to all similarly situated eligible employees, Albany shall pay the then applicable COBRA contribution for each month of Employee’s eligibility through the Severance Period, or until Employee terminates such coverage, whichever shall occur first. Thereafter, Employee shall pay the COBRA contribution for the remaining months of eligibility or until Employee terminates coverage, whichever shall occur first.

Payment of the severance benefits provided for under this Agreement shall be contingent upon Employee’s timely execution, and nonrevocation, of a General Release and Separation Agreement substantially in the form attached hereto as Exhibit A. Payment of the severance benefits provided for under this Agreement shall not commence prior to the effective date of said General Release and Separation Agreement.

For the purposes of this Section 2:

(a) "Cause" shall be deemed to exist upon:

(i) the conviction of Employee for, or the entry of a plea of guilty or nolo contendere by Employee to, a felony charge or any crime involving moral turpitude;

(ii) Unlawful conduct on the part of Employee that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of Employee’s duties as determined by the Company in its sole discretion;

(iii) Employee’s willful misconduct in connection with his or her duties or willful failure to use reasonable effort to perform substantially his or her responsibilities in the best interest of the Company (including, without limitation, breach by the Employee of this Agreement), except in cases involving Employee’s mental or physical incapacity or disability;

(iv) Employee’s willful violation of the Company’s Business Ethics Policy or any other Company policy that may reasonably be considered to reflect negatively on the Company or compromise the effective performance of Employee’s duties as determined by the Company in its sole discretion;

(v) fraud, material dishonesty, or gross misconduct in connection with the Company perpetrated by Employee;

(vi) Employee undertaking a position in competition with Company;

(vii) Employee having caused substantial harm to the Company with intent to do so or as a result of gross negligence in the performance of his or her duties; or

(viii) Employee having wrongfully and substantially enriched himself or herself at the expense of the Company.

(b) “Qualifying Termination” shall mean an involuntary termination of Employee’s employment without Cause, or a termination of Employee’s employment by Employee for Good Cause, in either case within one year following a Change in Control occurring prior to January 2, 2016.

(c) “Change in Control” shall be deemed to have occurred if (i) there is a change of ownership of the Company as a result of one person, or more than one person acting as a group, acquiring ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, provided, however, that the acquisition of additional stock by a person or group who already owns 50% of the total fair market value or total voting power of the stock of the Company shall not be considered a Change in Control; (ii) notwithstanding that the Company has not undergone a change in ownership as described in subsection (i) above, there is a change in the effective control of the Company as a result of either (a) one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company, or (b) a majority of the members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of appointment or election, provided, however, that in either case the acquisition of additional control by a person or group who already is considered to effectively control the Company shall not be considered a Change in Control; or (iii) there is a change in ownership of a substantial portion of the Company’s assets as a result of one person, or more than one person acting as a group, acquiring (or having acquired during the 12 month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions, provided, however, that there is no Change in Control if the transfer of assets is to the shareholders of the Company or an entity controlled by the shareholders of the Company.

(d) “Good Cause” shall mean a termination of Employee’s employment as a result of the occurrence of any of the following, without Employee’s consent: (i) a material adverse change in Employee’s authority and responsibilities, (ii) a material reduction in Employee’s compensation, not proportionally and similarly affecting other senior executives, (iii) failure of the Company or any successor to fully honor the terms of any contractual agreements with Employee, or (iv) a change in Employee’s principal place of business to a location more than 50 miles from such Employee’s location on the date of the Change in Control; provided, that, in either case, Employee shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Employee’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following receipt of such notice.

3. Restrictive Covenants. Employee acknowledges the highly competitive nature of the Company’s business and in recognition thereof agrees as follows:

A. During the Severance Period, whether on Employee’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business, organization, entity or enterprise whatsoever (“Person”), Employee shall not directly or indirectly:

(i) engage in any business which is in competition with the Company or any of its subsidiaries or affiliates in the same geographical areas as the Company or any of its subsidiaries or affiliates are engaged in their business (a “Competitive Business”);

(ii) enter into the employ of, or render any services to, any Person in respect of any Competitive Business;

(iii) acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided, however, that in no event shall ownership of less than 2% of the outstanding capital stock of any corporation, in and of itself, be deemed a violation of this covenant if such capital stock is listed on a national securities exchange or regularly traded in an over-the-counter market; or

(iv) interfere with, or attempt to interfere with, any business relationships (whether formed before or after the Termination Date) between the Company or any of its subsidiaries or affiliates and their customers, clients, suppliers or investors.

B. During the Severance Period, whether on Employee’s own behalf or on behalf of or in conjunction with any Person, Employee shall not directly or indirectly:

(i) solicit or encourage any employee of the Company or any of its subsidiaries or affiliates to leave the employment of the Company or any of its subsidiaries or affiliates; or

(ii) hire any such employee who was employed by the Company or any of its subsidiaries or affiliates as of the Termination Date or, if later, within the six-month period prior to such date of hire.

It is expressly understood and agreed that although the parties consider the restrictions in this Paragraph 3 to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this paragraph is an unenforceable restriction against the Employee, the provisions of this paragraph shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may determine to be enforceable.

4. Confidential Information. Employee acknowledges that as a consequence of his or her employment with the Company proprietary and confidential information relating to the Company’s business may be, or have been, disclosed to or developed or acquired by the Employee which is not generally known to the trade or the general public and which is of actual or potential value to the Company (“Proprietary Information”). Such Proprietary Information includes, without limitation, information about trade secrets, inventions, patents, licenses, research projects, costs, profits, markets, sales, customer lists, proprietary computer programs, proprietary records, and proprietary software; plans for future development, and any other information not available to the trade or the general public, including information obtained from or developed in conjunction with a third party that is subject to a confidentiality or similar agreement between the Company and such third party. The Employee acknowledges and agrees that his or her relationship with the Company with respect to such Proprietary Information has been and shall be fiduciary in nature. Consequently, during the remainder of, and after, his or her employment by the Company, the Employee shall not use any Proprietary Information for his or her own benefit, or for the benefit of any other person or entity or for any other purpose whatsoever other than the performance of his or her work for the Company, and the Employee shall maintain all such information in confidence and shall not disclose any thereof to any person other than employees of the Company authorized to receive such information. This obligation is in addition to any similar obligations the Employee may have pursuant to any other agreement, statute or common-law. Nothing herein, however, shall preclude the Employee from describing his or her duties with the Company in future job interviews. After the fifth anniversary of the end of the Employee’s employment by the Company, the term Proprietary Information shall be limited to information constituting trade secrets of the Company.

5. Non-disparagement. Employee specifically agrees and covenants that he or she will not directly or indirectly disparage the Company or any subsidiary or affiliate of the Company, or any of their respective officers, directors, employees, attorneys or representatives, or any of their respective products or services in any manner, at any time, to any person or entity. “Disparage” is defined as, but not limited to, any utterance whatsoever either verbal, in writing, by gesture or any behavior of any kind that might tend to or actually harm or injure the Company or any subsidiary or affiliate of the Company, whether intended or not.

6. Clawback. Employee shall forfeit any unpaid Severance Amount due pursuant to this Agreement and shall, upon demand, repay any Severance Amounts already paid hereunder if, after the Termination Date:

(i) there is a significant restatement of the Company’s financial results, caused or substantially caused by the fraud or intentional misconduct of the Employee;

(ii) Employee breaches any provision of this Agreement, including, without limitation, the covenants set for in paragraphs 3, 4 and 5; or

(iii) the Company discovers conduct by Employee that would have permitted termination for Cause, provided that such conduct occurred prior to the Termination Date.

7. Remedies for Breach. The Company and Employee agree that a breach by Employee of the provisions of this Agreement may cause irreparable harm to the Company which will be difficult to quantify and for which money damages will not be adequate. Accordingly, the Employee agrees that the Company shall have the right to obtain an injunction against the Employee, without any requirement for posting any bond or other security, enjoining any such breach or threatened breach in addition to any other rights or remedies available to the Company on account of any breach or threatened breach of this Agreement. Employee and the Company each further agree that if an action is commenced by any party alleging breach of this Agreement, the non-prevailing party shall be liable to the prevailing party for any and all available legal and equitable relief, as well as reasonable attorneys' fees and costs associated with pursuing or defending such legal action.

8.    Internal Revenue Code Section 409A.

(a) The payments and the payment schedules set forth herein are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code (“Section 409A”). Accordingly, the Agreement shall be interpreted and performed so as to be exempt from Section 409A, but if that is not possible, the Agreement shall be interpreted and performed so as to comply with Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement, at Employee’s option, shall be modified, to the extent practical, so as to make it compliant by altering the payments or the timing of their receipt. The methodology to effect or address any necessary modifications shall be subject to reasonable and mutual agreement between the parties.

(b) It is the intent of the parties that this Agreement provides payments and benefits that are either exempt from the distribution requirements of Section 409A of Code, or satisfy those requirements. Any distribution that is subject to the requirements of Section 409A may only be made based on the Employee's "separation from service" (as that term is defined under the final regulations under Section 409A).

(c) Notwithstanding anything to the contrary in this Agreement, in the event that (i) a distribution of benefits is subject to Section 409A, (ii) at the time the distribution would otherwise be made to the Employee, the Employee is a "specified employee" (as that term is defined in the final regulations under Section 409A), and (iii) the distribution would otherwise be made during the 6-month period commencing on the date of the Employee's separation from service, then such distribution will instead be paid to the Employee in a lump sum at the end of the 6-month period. The foregoing delay in the distribution of benefits shall be made in conformance with the final regulations under Section 409A.

9. Severability. Employee and the Company intend for every provision of this Agreement to be fully enforceable. But, if a court with jurisdiction over this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, the Company and Employee intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

10. Entire Agreement.    This Agreement and the exhibit hereto constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

11.    Amendment.    This Agreement may be amended or modified only by a written instrument executed by both the Company and Employee.

12.    Governing Law.    This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York, except to the extent preempted by federal law.

13.    Term.    This Agreement shall terminate on December 31, 2015; provided, however, that if Employee’s employment is terminated by the Company on or before December 31, 2015 other than for cause, or in the event of a subsequent Qualifying Termination, the parties’ respective rights and obligations under this Agreement shall survive for a period of five (5) years following the termination of this Agreement

14.    Successors and Assigns.    This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Employee upon Employee's death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Employee to receive any payment pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of any right of the Employee under this Agreement will be null and void.

15.    Waiver of Jury Trial.    The parties agree that they have waived, and hereby waive, their right to a jury trial with respect to any controversy, claim, or dispute arising out of or relating to this Agreement, or the breach thereof, or arising out of or relating to the employment of the Employee, or the termination thereof, including any claims under federal, state, or local law, and that any such controversy, claim, or dispute shall be heard and adjudicated in the state courts of the State of New York, in Albany County.

16. Non-admission of Liability. This Agreement does not constitute an admission by the Company of any liability to Employee, and Employee understands and agrees that the Company denies any such liability to Employee.

17. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have signed this Agreement as of the dates set forth below.

Employee	Albany International Corp.

___________________	By: ___________________

Name:
Title:

Dated: ____________, 2013	Dated: _____________, 2013

EXHIBIT A

General Release and Separation Agreement

This General Release and Separation Agreement (the or this “Agreement”) is made and entered into this ____ day of ___________, 20___ by and between Albany International Corp. (the "Company") and ____________ ("Employee").

In consideration of the acknowledgements and mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Presentation of Agreement. Employee acknowledges that on ____________ ___, 20___ he or she was given this Agreement and was afforded _____ days to consider same.

2. Legal Advice. Employee was, and hereby is, advised to consult a lawyer before signing this Agreement.

3. Acceptance of Agreement. Employee may accept this Agreement only by signing, dating and delivering the Agreement to the Company (in the manner set forth in Section 12) on or before the Company’s normal close of business on ___________ ___, 20___. Time is of the essence with regard to this Section 3.

4. Revocation. Employee may revoke this Agreement at any time within seven (7) days after signing and delivering it to the Company by notifying the Company in writing (in the manner set forth in Section 12) of Employee’s decision to revoke. Time is of the essence with regard to this Section 4.

5. Effective Date. The effective date of this Agreement shall be the eighth (8th) day after Employee signs and delivers it to the Company in accordance with Section 3 above, unless Employee revokes the Agreement before then in accordance with Section 4 above. If Employee fails to accept this Agreement in accordance with Section 3 above, or timely revokes the Agreement in accordance with Section 4 above, the Agreement will not become effective and will not be binding on Employee or the Company.

6. Termination of Employment. Employee’s employment by the Company has been terminated effective ___________ ____, 20__. The parties agree that said termination of employment was a termination by the Company other than for Cause within the meaning of Section 2 of that certain Severance Agreement (the “Severance Agreement”) entered into by and between the parties with an effective date of January 1, 2013.

7. Severance Payments. In accordance with, and subject to, the terms of the Severance Agreement, the Company shall pay to Employee the Severance Amount as specified in the Severance Agreement.

8. Employee’s Acknowledgement. Employee acknowledges and agrees that, except for this Agreement, Employee would have no right to receive the benefits described in Section 7.

9. Defined Term. As used in this Agreement, the term “Albany” means, individually and collectively, Albany, each subsidiary and affiliate of Albany, and their respective employee welfare benefit plans, employee pension benefit plans, successors and assigns, as well as all present and former shareholders, directors, officers, fiduciaries, agents, representatives and employees of those companies and other entities.

10. General Release. By signing this Agreement Employee immediately gives up and releases Albany from, and with respect to, any and all rights and claims that Employee may have against Albany (except as expressly state in subsection 10(c) below), whether or not Employee presently is aware of such rights or claims or suspects them to exist. In addition, and without limiting the foregoing:

(a)	The Employee on behalf of himself or herself, his or her agents, spouse, representatives, assignees, attorneys, heirs, executors and administrators, fully releases Albany and Albany’s past and present successors, assigns, parents, divisions, subsidiaries, affiliates, officers, directors, shareholders, employees, agents and representatives from any and all liability, claims, demands, actions, causes of action, suits, grievances, debts, sums of moneys, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys fees, and remedies of any type, which Employee now has or hereafter may have, by reason of any matter, cause, act or omission arising out of or in connection with Employee’s employment or the termination of his or her employment with Albany prior to Employee signing this Agreement, including, without limiting the generality of the foregoing, any claims, demands or actions arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964, the Civil Rights act of 1991, the Civil Rights Act of 1866, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, and any other federal, state or local statute, ordinance or common law regarding employment, discrimination in employment, or the termination of employment. Notwithstanding the foregoing, Employee is not waiving any right that cannot, as a matter of law, be voluntarily waived, including the right to file a charge or complaint with, or participate in the adjudication of charge or complaint of discrimination filed with, any federal, state or local administrative agency, though Employee expressly waives any right to recover any money or obtain any other relief or benefit as a result of any complaint or charge being filed with any federal, state or local administrative agency.

The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, citizenship status; any other claim based on a statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or any covenant of good faith and fair dealing; all tort claims; and all claims for attorney’s fees or expenses.

The Employee represents that he or she understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against Albany he or she is releasing, and that he or she understands that he or she is not releasing any rights or claims arising after the date Employee signs this Agreement.

(b)	If Employee breaches any obligation under this Agreement, Employee agrees that Albany shall not be obligated to continue to make payments under Section 7, and that Employee shall reimburse Albany for all payments made pursuant to Section 7.

(c)	Nothing in this Agreement, however, shall be deemed a waiver of any vested rights or entitlements Employee may have under any retirement or other employee benefit plans administered by Albany. Nor shall anything in this Agreement operate to release Albany from its obligations under this Agreement.

11. Non-admission of Liability. This Agreement does not constitute an admission by Albany of any liability to Employee, and Employee understands and agrees that Albany denies any such liability to Employee.

12. Notices. Notices or other deliveries required or permitted to be given or made under this Agreement by Employee to Albany shall, except to the extent otherwise required by law, be deemed given or made if delivered by hand or by express mail or overnight courier service to Albany International Corp., 216 Airport Drive, Rochester, New Hampshire 03867, Attention: _________________.

13. Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

IN WITNESS WHEREOF, Employee and a duly authorized representative of the Company have signed this Agreement as of the dates set forth below.

Employee	Albany International Corp.

___________________	By: ___________________

Name:
Title:

Dated: ____________, 20__	Dated: _____________, 20__

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